10F-3 Report
CGCM Small Capitalization Growth Investments
9/1/2010		through	2/28/2011

Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund
iSoftStone	12/13/2010	JPMorgan	18,500	$13.00	0.17%
Express Inc.	12/10/2010	Merrill Lynch	30,680	$15.50	0.25%